Exhibit 21.1
List of Subsidiaries

Entity	Jurisdiction of Organization
Digital Turbine, Inc.	Delaware, USA
Digital Turbine USA, Inc.	Delaware, USA
Digital Turbine (EMEA) Ltd.	Israel
Digital Turbine Luxembourg S.a.r.l.	Luxembourg
Digital Turbine Media, Inc.	Delaware, USA
Digital Turbine Singapore Pte Ltd.	Singapore
Mobile Posse, Inc.	Delaware, USA
Digital Turbine LATAM Servicos de Intermediacao de Midia LTDA.	Brazil
Triapodi Ltd. (d/b/a Appreciate)	Israel
AdColony Holdings US, Inc.	Delaware, USA
AdColony, Inc.	Delaware, USA
Digital Turbine AdColony AS	Norway
AdColony Holding AS	Norway
AdColony GmbH	Germany
AdColony Japan LLC	Japan
AdColony AB	Sweden
AdColony Singapore Pte Ltd	Singapore
AdColony Korea Ltd	South Korea
AdColony ApS	Denmark
AdColony AS	Norway
Mobilike Mobil Reklam Pazarlama ve Ticaret A.S.	Turkey
AdColony Poland sp.z.o.o	Poland
AdColony India Pte Ltd	India
Fyber N.V.	The Netherlands
Fyber GmbH	Germany
Fyber Inc.	California, USA
Fyber Media GmbH	Germany
Falk Realtime Ltd.	United Kingdom
Fyber RTB GmbH	Germany
Fyber Monetization Ltd.	Israel
Inneractive USA Inc.	Delaware, USA
Fyber Digital UK Ltd.	United Kingdom